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                                                                EXHIBIT 2(g)(i)
                SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC
                      ADVISORY AND MANAGEMENT AGREEMENT

         This ADVISORY AND MANAGEMENT AGREEMENT, as of the 14th day of
June, 1995, is between SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC, a North Carolina limited liability company (the "Fund"), and MONTROSE VENTURE PARTNERS, LLC, a North Carolina limited liability company (the "Advisor"). The parties hereto agree as follows:

         1. APPOINTMENT. The Fund hereby retains the Advisor as its administrative manager and investment adviser, subject to the direction of the Board of Directors of the Fund, to manage the day-to-day operations of the Fund and to perform investment advisory services for the Fund as more fully described herein. The Fund's appointment of the Advisor and this Agreement shall be submitted for approval of the Fund's security holders at the first meeting thereof, and shall terminate automatically if not approved by majority vote of such security holders in accordance with the Investment Company Act, as defined below.

         2. ADMINISTRATIVE DUTIES. The Advisor shall have the responsibility for all day-to-day management of the Fund's operations and affairs. In furtherance of the performance of its administrative responsibilities, the Advisor will cause appropriate books and records to be kept of the Fund's investment and other activities, in accordance with the Investment Company Act of 1940 (the "Investment Company Act") and regulations thereunder and in accordance with any other applicable federal, state or local laws or regulations. The Advisor will cause to be prepared and filed on behalf of the Fund all required federal, state or local tax returns. The Advisor will prepare and file or deliver all reports to the Securities and Exchange Commission and state securities agencies, and reports to the Fund's security holders, as may be required by the Investment Company Act or any other federal, state or local law or regulation. The Advisor will keep and maintain all such books and records in accordance with the Investment Company Act and regulations thereunder. All such books, records, returns and reports shall be the property of the Fund and the Advisor shall make such records available to the Fund upon request.

         3. ADVISOR'S PAYMENT OF GENERAL ADMINISTRATIVE EXPENSES. The Advisor shall bear the following costs associated with managing and administering the Fund: general overhead expenses, including salaries and fringe benefits of the Advisor's personnel, office rental and office equipment, fire and theft insurance, cleaning and utilities of office space, bookkeeping and general (not related to investment activities) travel and entertainment expenses.

         4. INVESTMENT MANAGEMENT DUTIES AND RESPONSIBILITIES. The Advisor shall be primarily responsible for (i) identification of potential investment opportunities for the Fund in accordance with the objectives and policies of the Fund as set forth in the Memorandum, the investigation of such potential opportunities and due diligence associated therewith; (ii) negotiation and finalization of letters of intent and definitive purchase agreements and related documents, and consummating the Fund's investment in Portfolio Companies; (iii) monitoring, oversight and management of the Fund's investment in Portfolio Companies, including without limitation review of sales and operational reports, financial statements, Portfolio Company polices and strategic objectives, Portfolio Company alliances with other companies, and other matters necessary to the Fund's proper management of its investments, and the exercise of any management or voting rights the Fund may have with respect to Portfolio Companies; (iv) identification of exit opportunities and strategies with respect to the Fund's portfolio investments; and (v) selling or otherwise disposing of the Fund's portfolio investments.

         In the performance of its investment advisory functions hereunder, the Advisor shall be authorized to make investments on behalf of the Fund without specific approval of the Fund or its Directors; however, the Advisor shall keep the Directors informed of investment opportunities which are under serious consideration and shall be subject to the directives, if any, of the Directors with respect to any particular investment. The Advisor shall use its best efforts to ensure that all Fund investments are made in accordance with the investment objectives and policies set forth in the Fund's Confidential Offering Memorandum dated January 16, 1995.

         The Advisor will comply, and will cause its employees and agents to comply, with all applicable federal, state and local laws, rules and regulations, and will comply with any code of ethics which may be adopted by the Fund.

         The Advisor will cause all of its employees, contractors or agents who are "access persons" as defined in the Investment Company Act to be bonded in accordance with the provisions of the Investment Company Act.

         5. REIMBURSEMENT OF EXPENSES RELATED TO INVESTMENT ACTIVITIES. The Advisor may cause the Fund to pay directly or to reimburse the Advisor for all direct operating expenses which are related to the Fund's investment activities, including stationery, postage, telephone and copying charges, dues and charges for national and/or regional industry associations, fees and expenses of consultants, and other expenses including fees and expenses for outside consulting services, legal, accounting and auditing expenses, litigation expenses, and organizational and marketing expenses of the Fund. The Fund will also pay or reimburse costs incurred in the investigation of investment opportunities and in the oversight of portfolio investments, including travel and
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entertainment expenses directly related thereto.  To the extent reasonably practicable, the Advisor will attempt to recoup all or a portion of such expenses from a Portfolio Company upon the successful closing of an investment by the Fund in a Portfolio Company or the sale of the Fund's interest in a Portfolio Company.

         6. COMPENSATION. For the services to be rendered hereunder by the Advisor the Fund will pay the Advisor an annual management fee of five percent (5%) of the Net Asset Value of the Fund. Beginning with the first full fiscal year of operations of the Fund, the annual fee will be computed and paid as follows:

         (a) a portion of such fee, in the amount of two and one-half percent (2 1/2%) of the Net Asset Value of the Fund as of the immediately preceding Valuation Date, will be payable in twelve equal monthly installments, each of which will be due and payable on the last day of each month of such fiscal year; and

         (b) a portion of such fee, in the amount of two and one-half percent (2 1/2%) of the Net Asset Value of the Fund as of the immediately preceding Valuation Date, will be accrued.
                 Accrued and unpaid management fees will become due and payable as follows: first, upon the distribution to the investors in the Fund of the net proceeds from the sale or disposition of a portfolio investment of the Fund, but only to the extent of twenty percent (20%) of the profits from such sale or disposition otherwise available for distribution; and second, after the investors in the Fund have received cumulative distributions from all sources equal to the proceeds of the Fund's Offering, upon the Fund's having funds available for distribution, without limitation.

         The management fee for the first year or part thereof of the Fund will be in the amount of two and one-half percent (2 1/2%) of the gross Offering proceeds, prorated for the portion of such first year after the Initial Closing Date.

         7. REMISSION OF CERTAIN FEES. Subject to applicable law, the Advisor and its affiliates may perform services for Portfolio Companies, including without limitation investment banking, merger and acquisition assistance, real estate and equipment leasing, and serving as officers, directors and agents of Portfolio Companies and receive compensation therefor; provided, however, that the Advisor will remit to the Fund, and cause its affiliates and agents to remit to the Fund, one hundred percent (100%) of all directors' fees and fifty percent (50%) of compensation for professional services. This provision shall not apply to any salary or similar compensation paid to any individual for service to a Portfolio Company as an employee or contractor if the employment or contract relationship was established prior to the Fund's investment in the Portfolio Company.

         8. TECHNICAL AND BUSINESS ADVISORY PANEL. It is contemplated that the Advisor will engage a panel of business leaders and technical experts to assist it in evaluating potential Fund investments, as described in the Memorandum. Such consultants shall be compensated by the Advisor and shall report to the Advisor. No such consultant shall be entitled to compensation from the Fund for acting in such capacity. The Fund and its investors shall have no right to place any person on or remove any person from such panel, and the Fund and its investors shall not consider any member of such panel to be an investment advisor or other consultant to the Fund, such consultants being consultants solely to the Advisor. All correspondence, reports and recommendations made by such consultants shall be solely the property of the Advisor.

         9. EFFECTIVE DATE AND TERM. This Agreement shall commence upon the Initial Closing Date and shall continue for a period of two years thereafter unless sooner terminated pursuant to the provisions hereof. After the initial two-year period, this Agreement shall renew for successive one-year periods, provided such renewal is approved by the Directors of the Fund, including the independent Directors, or by a vote of the holders of a majority of the Fund's outstanding securities.

         10. TERMINATION. This Agreement may be terminated on sixty days' notice by either of the parties, provided that termination by the Fund must be upon action by its Directors or upon the vote of the holders of a majority of the Fund's outstanding securities. This Agreement will terminate automatically upon any attempted assignment thereof by the Advisor.

         11. RECEIPT OF FORM ADV. The Fund acknowledges that it has received and read a copy of the Advisor's Form ADV, Part II as required by Rule 204-3 of the Investment Advisers Act of 1940 and the Fund understands that the effective date of this Agreement may not be earlier than 48 hours after the Fund's receipt of such brochure.

         12. LIABILITY OF ADVISOR. The Fund expressly acknowledges that the Advisor does not in any way guarantee that a specific result will be achieved through the management of the assets of the Fund. The Advisor shall not be liable to the Fund for




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any loss incurred in connection with recommendations made or actions taken or not taken on the Fund's behalf, or in connection with errors of judgment in managing the Fund, with the exception of losses resulting from the Advisor's gross negligence, willful malfeasance or violation of applicable law. The Advisor shall not be liable for any loss resulting from any act or omission of the Fund, any custodian, or any brokerage firm. Nothing in this Agreement shall constitute a waiver of any rights which the Fund may have under applicable state or federal law.

         13. OTHER CLIENTS. The Fund acknowledges that the Advisor may perform advisory services for various other funds or clients and that the Advisor may give them advice or take action for their accounts which may differ from that regarding the Fund.

         14. REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund hereby represents and warrants that it is authorized to enter into this Agreement, the terms hereof do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise, there are not conditions, restrictions or limitations on the investment of its assets by the Advisor or on any other activity contemplated by this Agreement which are inconsistent with the terms of this Agreement and all information about the Fund contained in all documents delivered to the Advisor in connection with this Agreement is accurate and complete in all material respects. The Fund agrees that it will promptly notify the Advisor in writing of any material change in its circumstances that might affect the manner in which the Fund is managed. The Fund agrees to indemnify the Advisor and its members, officers, employees, agents and affiliates and hold them harmless against any and all losses, costs, claims, and liabilities which any of them may suffer or incur arising out of a breach by the Fund of its representations and warranties contained in this Agreement.

         15. ARBITRATION. The parties hereby agree that all disputes and controversies, which may arise between the Fund and the Advisor concerning any transaction or the construction, performance or breach of this or any agreement between the Fund and the Advisor, whether entered into prior to, on, or subsequent to the date hereof, shall be determined by arbitration in Charlotte, North Carolina, in accordance with the rules of the American Arbitration Association. The parties agree that a decision in any such proceeding shall be final and binding upon both parties, that Client is waiving its rights to seek other remedies in court including any rights to a jury trial, that the panel of arbitrators will typically include persons who were or are affiliated with the securities industry, that the arbitration process, including discovery, is generally more limited than a court proceeding and that the arbitrators are not required in their decision to include factual findings or legal reasoning and any right to appeal or seek modification of the arbitrators' rulings is strictly limited.

         16. GOVERNING LAW AND SEVERABILITY. This Agreement is governed by North Carolina Law. Client understands that none of the foregoing shall waive any rights it may have under applicable federal and state securities laws. It is understood by the parties hereto that if any term, provision, duty, obligation or undertaking herein contained is held by the courts to be unenforceable or illegal or in conflict with applicable state law, the validity of the remaining portions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if such invalid or enforceable provision was not contained herein.

         17. DEFINITIONS. The capitalized terms used in this Agreement, if not otherwise defined herein, shall have the following meanings:

         "Directors" means those persons holding the office of Manager of the Fund from time to time and referred to as the "Directors" in the Memorandum.

         "Initial Closing Date" means the date of the first admission of investors to the Fund pursuant to the Offering.

         "Memorandum" means the Confidential Offering Memorandum of the Fund dated January 16, 1995, as amended or supplemented.

         "Net Asset Value" means the net value of the Fund's assets as determined by the Directors pursuant to the procedures set forth in Article 15 of the Operating Agreement.

         "Operating Agreement" means the Operating Agreement of the Fund, as set forth as Exhibit A to the Memorandum, as it may be amended or supplemented from time to time.

         "Offering" means the private offering of the Fund's Shares to accredited investors pursuant to the Memorandum.





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         "Portfolio Company" means a company in which the Fund has purchased equity or convertible debt or other securities, but shall not include short-term money management investments.

         "Valuation Date" means December 31 of each year.

         18. ASSIGNMENT. This Agreement may not be assigned by either party.

         19. WAIVER. No failure of any party hereto to enforce any provisions hereof or to resort to any remedy or to exercise any one or more alternate remedies and no delay in enforcing, resorting to or exercising any remedy shall constitute a waiver by that party of its right subsequently to enforce the same or any other provision hereof or to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur.

         20. CAPTIONS. Titles or captions of paragraphs contained in this Agreement have been inserted only as a matter of convenience and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provisions hereof.

         21. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, but all of such counterparts shall together constitute a single instrument. Any party may execute and deliver this Agreement by telefax or other facsimile transmission.

         22. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall not be supplemented, amended or modified except by a written instrument executed on behalf of the parties hereto by such parties or their duly authorized representatives and executed of even date herewith or subsequent hereto.

         IN WITNESS WHEREOF, the parties have executed this Advisory and Management Agreement as of the date and year first written above.


                                    SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC



                                    By:
                                        ---------------------------------------
                                        Manager



                                    MONTROSE VENTURE PARTNERS, LLC



                                    By:

                                        ---------------------------------------
                                        Manager





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